Exhibit 10.1

POPE & TALBOT, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

Section 1. Purposes

The purposes of the Pope & Talbot, Inc. Executive Incentive Compensation Plan (the “Plan”) are (i) to provide greater motivation for select management employees of Pope & Talbot, Inc. (the “Company”) and (ii) to direct the energies of employees toward the achievement of specific business goals established for the Company and its Subsidiaries (as defined in Section 7 below).

The Plan shall be effective as of October 1, 2007 (the “Effective Date”).

Section 2. Administration and Interpretation

(a) The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), which shall consist of at least two individuals who are not and have never been employees of the Company and who shall serve at the pleasure of the Board.

(b) The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations for carrying out the Plan as it may deem necessary or advisable. Decisions of the Committee shall be final, conclusive and binding upon all parties, including, without limitation, the Company and the employees who participate in the Plan.

Section 3. Participation

(a) The eligibility of employees to participate in the Plan shall be determined by the Committee in its discretion (“Participants”). As of the Effective Date, Participants shall at a minimum include the following executives of the Company:

•	President and Chief Executive Officer

•	Vice President and Chief Financial Officer

•	VP – General Manager – Pulp Division

•	Vice President – Human Resources

•	Controller

•	Vice President – Information Technology

•	Director of Tax

(b) If an employee first becomes eligible to participate in the Plan after the beginning of a calendar quarter, then such employee shall become a Participant in the Plan and shall be eligible for quarterly bonus awards beginning with the calendar quarter next following the date on which the Participant first becomes eligible to participate in the Plan. Unless otherwise determined by the Committee, such Participant shall also be entitled to a pro rata quarterly bonus award for initial calendar quarter of participation. Such pro rata quarterly bonus award shall be equal to the EBITDAR (as defined in Section 7 below) portion of the quarterly bonus award the Participant would have been entitled to receive under the Plan had he or she been a Participant for the entire calendar quarter, multiplied by a fraction, the numerator of which is the number of calendar days remaining in such calendar quarter, determined from the date the Participant commenced participation in the Plan, and the denominator of which is the total number of calendar days in such calendar quarter.

Section 4. Quarterly Bonus Awards

(a) Subject to a Participant’s continued employment in good standing with the Company, Participants shall vest in the right to payment of a quarterly bonus award on each of January 1, 2008, April 1, 2008, July 1, 2008, October 1, 2008, January 1, 2009 and April 1, 2009 (each, a “Vesting Date”) with respect to the calendar quarter ending immediately prior to such Vesting Date. The amount of each quarterly bonus award shall be equal to a specified percentage of the Participant’s annual base salary in effect as of the beginning of the calendar quarter for which the bonus award is being paid (“Base Salary”).

(b) The Committee shall determine the percentage of Base Salary used to calculate the amount of quarterly bonus awards in accordance with Section 5.

(c) Quarterly bonus awards shall be paid to Participants in cash in a single lump sum on the thirtieth (30th) day of the calendar month containing the Vesting Date (each, a “Payment Date”). If a Participant dies before such bonus is paid, the cash amount shall be paid to the Participant’s surviving spouse or, if the Participant is not married at the time of his or her death, the Participant’s estate.

Section 5. Determination of Quarterly Bonus Awards

(a) Target Award. The Committee shall establish a target level award, expressed as a percentage of Base Salary (the “Target Award”), for each Participant. The actual amount of the quarterly bonus awards paid to a Participant under the Plan may be higher or lower than the Target Award for such Participant depending on the actual performance results achieved for the applicable calendar quarter. Unless otherwise determined by the Committee, the Target Awards for Participants shall be as follows:

President and Chief Executive Officer	37.50% of Base Salary

Vice President and Chief Financial Officer	33.33% of Base Salary

VP – General Manager – Pulp Division	25.00% of Base Salary

Vice President of Human Resources	25.00% of Base Salary

Controller	25.00% of Base Salary

Vice President – Information Technology	16.67% of Base Salary

Director of Tax	16.67% of Base Salary

Unless otherwise determined by the Committee, the Target Award for Participants other than those executive officers listed above shall be 16.67% of Base Salary.

(b) Actual Award. (i) The Committee shall determine the actual amount of the quarterly bonus award to be paid to each Participant under the Plan. In making such determination, the Committee shall multiply the Target Award by a percentage (the “Performance Percentage”). The amount of the Performance Percentage shall be dependent 50% upon EBITDAR (as defined in Section 7 below) and 50% upon individual performance targets for the applicable calendar quarter.

(ii) Within 15 days after the Effective Date, the Committee shall establish EBITDAR targets for the first three calendar quarters for which quarterly bonus awards are payable under the Plan, and shall establish EBITDAR targets for the final three calendar quarters for which quarterly bonus awards are payable under the Plan not later than March 1, 2008. The Committee shall notify Participants in writing of the applicable EBITDAR target prior to the beginning of each calendar quarter for which a quarterly bonus award is payable; provided, however, that Participants shall be notified in writing of the EBITDAR target for the fourth calendar quarter of 2007 not later than 15 days after the Effective Date.

(iii) Within 15 days after the Effective Date, the Committee shall establish individual performance objectives for the fourth calendar quarter of 2007, and shall notify Participants in writing of such objectives not later than 15 days after the Effective Date. The Committee shall establish individual performance objectives for the remaining calendar quarters for which quarterly bonus awards are payable under the Plan, and shall notify Participants in writing of the applicable individual performance objectives, prior to the beginning of each such calendar quarter.

(iv) The Performance Percentage for a calendar quarter shall equal the sum of the EBITDAR Percentage and Individual Percentage.

(v) The EBITDAR Percentage for a calendar quarter shall be determined using the following chart:

Actual EBITDAR Performance (expressed as a % of EBITDAR target)	EBITDAR Percentage
125% +	70%
120%	66%
115%	62%
110%	58%
105%	54%
100%	50%
95%	47.5%
90%	45%
85%	42.5%
80%	40%
75%	37.5%
< 75%	0%

If actual EBITDAR expressed as a percentage of the EBITDAR target falls between any two of the above benchmarks, the EBITDAR Percentage will be interpolated between the two corresponding EBITDAR Percentages. If the EBITDAR target for a calendar quarter is a negative amount, then actual EBITDAR performance as a percentage of target EBITDAR shall be deemed to be equal to 200% minus the amount (expressed as a percentage) determined by dividing actual EBITDAR by target EBITDAR.

(vi) The Individual Percentage for a calendar quarter shall range from 0% to 50%, depending upon the weight assigned to each of the individual performance objectives and the Committee’s determination of whether the individual performance objectives have been “fully achieved” or “not achieved.”

Section 6. Termination

(a) Termination for Cause; Voluntary Resignation without Good Reason. If, prior to April 1, 2009, a Participant incurs a Separation from Service (as defined in Section 7 below) that results from his or her voluntary resignation without Good Reason (as defined in Section 7 below), or an involuntary termination of his or her employment with the PT Group (as defined in Section 7 below) for Cause (as defined in Section 7 below), the Participant shall forfeit any right to quarterly bonus awards that have not already vested.

(b) Termination Other Than for Death, Disability or Cause; Voluntary Termination with Good Reason. If, prior to April 1, 2009, a Participant incurs a Separation from Service that results from an involuntary termination of his or her employment with the PT Group other than for death, Disability (as defined in Section 7 below) or Cause, or from his or her voluntary resignation with Good Reason, the Participant shall forfeit the right to quarterly bonus awards that have not already vested; provided, however, that such Participant shall be entitled to payment of a pro rata quarterly bonus award for the calendar quarter in which he or she is involuntarily terminated without Cause or voluntarily resigns with Good Reason. The amount of such pro rata quarterly bonus award shall be equal to the quarterly bonus award the Participant would have been paid had he or she remained employed with the PT Group through the applicable Payment Date based on the actual EBITDAR Percentage and an Individual Percentage of 50% for such calendar quarter, multiplied by a fraction, the numerator of which is the number of calendar days in such calendar quarter up to and including the date of the Participant’s Separation from Service, and the denominator of which is the total number of calendar days in such calendar quarter. Payment of the pro rata quarterly bonus award on account of a Participant’s involuntary Separation from Service will be made in accordance with Section 8.

(c) Death or Disability. If, prior to April 1, 2009, a Participant dies or becomes Disabled, the Participant shall forfeit the right to quarterly bonus awards that have not already vested; provided, however, that such Participant shall be entitled to payment of a pro rata quarterly bonus award for the calendar quarter in which he or she dies or becomes Disabled. The amount of such pro rata quarterly bonus award shall be equal to the quarterly bonus award the Participant would have been paid had he or she remained employed with the PT Group through the applicable Payment Date based on the actual EBITDAR Percentage and an Individual Percentage of 50% for such calendar quarter, multiplied by a fraction, the numerator of which is the number of calendar days in such calendar quarter up to and including the date of the Participant’s death or Disability, and the denominator of which is the total number of calendar days in such calendar quarter. Payment of a pro rata quarterly bonus award on account of a Participant’s death or Disability shall be made in cash in a single lump sum on the thirtieth (30th) day of the calendar month next following the end of the calendar quarter in which the Participant dies or becomes Disabled.

Section 7. Definitions

Capitalized terms not otherwise specifically defined in this Plan shall have the meaning ascribed to them below:

(a) “Cause” means (i) the willful and continued failure by a Participant to substantially perform his or her duties with the PT Group after a specific, written demand is developed; (ii) the willful engaging by a Participant in conduct which is demonstrably and materially injurious to the PT Group, monetarily or otherwise; or (iii) a Participant’s conviction of a felony which impairs his or her ability substantially to perform his or her duties with the PT Group.

(b) “Disability” and “Disabled” means that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the PT Group, in either case as determined by the Company in its sole discretion.

(c) “EBITDAR” means the Company’s consolidated operating income before interest income and expense, income tax expense, depreciation expense, amortization of intangibles and professional fees and other expenses related to bankruptcy or debt restructuring, excluding any extraordinary, infrequent or unusual non-cash expenses or losses, gains or losses on sales of property other than inventory, and write downs resulting from impairments of long-lived assets, all as determined in accordance with U.S. generally accepted accounting principles applied in a manner consistent with the Company’s historical application of such principles.

(d) “Good Reason” means the occurrence of any of the following without the Participant’s written consent: (i) a change in the Participant’s position with the Company which materially reduces his or her duties or level of responsibility or which otherwise changes the level of management to which he or she reports, (ii) a reduction of 20% or more in the Participant’s compensation (including base salary, fringe benefits and target bonus opportunity under any incentive performance plan), or (iii) a change in the Participant’s place of employment which is more than fifty (50) miles from his or her place of employment and not materially closer to the Participant’s principal residence.

(e) “PT Group” means the Company and its Subsidiaries.

(f) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable rulings, guidance and regulations promulgated thereunder.

(g) “Separation from Service” means a separation from service from the PT Group within the meaning of the default rules of Section 409A.

(h) “Subsidiary” means any subsidiary or affiliate of the Company that would be treated as a single service recipient with the Company under Section 409A and the default rules of Section 1.409A-1(h)(3) of the Treasury Regulations.

Section 8. Waiver and Release

The Company’s obligations to a Participant under Section 6(b) are expressly conditioned upon the Participant’s timely execution and delivery to the Company of an irrevocable Confidentiality Agreement, Waiver and Release (relating to the Participant’s release of claims against the PT Group) in a form reasonably satisfactory to the Company. The pro rata quarterly bonus award payable under Section 6(b) will be paid in cash in a single lump sum not later than March 15 of the calendar year following the calendar year in which the Separation from Service occurs, provided that the Participant executes and delivers a Confidentiality Agreement, Waiver and Release to the Company that becomes irrevocable not later than March 1 of the calendar year following the calendar year in which the Separation from Service occurs. If a Participant does not execute and deliver a Confidentiality Agreement, Waiver and Release to the Company that becomes irrevocable not later than March 1 of the calendar year following the calendar year in which the Separation from Service occurs, the Participant’s right to any pro rata quarterly bonus award pursuant to Section 6(b) shall be forfeited.

Section 9. Limitations Applicable to Bonus Awards

No award under this Plan shall be considered as compensation in calculating any insurance, profit-sharing, retirement or other benefit for which the Participant is eligible unless any such insurance, profit-sharing, retirement or other benefit is granted under a plan which expressly provides that incentive compensation shall be considered as compensation under such plan.

Section 10. Governing Law

The Plan shall be governed by, and construed in accordance with, the laws of the State of Oregon.

Section 11. Amendment, Modification and Termination

The Committee may at any time terminate or from time to time amend or suspend, in whole or in part, and if suspended, may reinstate, any or all of the provisions of the Plan in such respects as the Committee may deem advisable, provided that no such termination, amendment or suspension shall impair any rights which have vested under the Plan.

Section 12. Withholding

The Company may withhold from the payment of any amounts hereunder an amount sufficient to satisfy any federal employment tax (FICA) and federal, state local and foreign income tax obligations arising from such payment.

Section 13. General Assets

Participants shall have no right, title or interest whatever in or to any investments that the Company may make to aid the Company in meeting its obligation under the Plan, including any assets held by a rabbi trust. Nothing contained in the Plan, and no action taken pursuant to any provision herein, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between a Participant and the Company. To the extent that a Participant acquires the right to receive payment from the Company under the Plan, such rights are no greater than the right of an unsecured general creditor of the Company.

Section 14. No Restriction on Right to Effect Changes

The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any sale of all or any portion of the assets of the Company or any Subsidiary, any merger or consolidation of the Company or any Subsidiary, a reorganization, dissolution or liquidation of the Company or any Subsidiary, or any other event or series of events, whether of a similar character or otherwise.

Section 15. Headings

The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

Section 16. No Contract of Employment or Right to Awards

Nothing contained herein shall be construed as a contract of employment between the Company and any Participant, or as giving a right to any person to be granted awards under the Plan or to continue in the employment of the PT Group, or as limiting the right of the Company or any of its Subsidiaries to discharge any Participant at any time, with or without cause.